
                                  NSAR ITEM 77O

                        VKAC Municipal Opportunity Trust
                               10f-3 Transactions


  Underwriting #      Underwriting            Purchased From         Amount of shares      % of Underwriting      Date of Purchase
                                                                        Purchased

         1          NY Dorm Authority          Bear Stearns             2,500,000               0.330%              02/17/98
         2         Emp. St. Dev. Corp.         Paine Webber             3,000,000               1.530%              02/26/98
         3          Long Island Power          Bear Stearns             1,000,000               0.030%              05/13/98
         4           Chicago Midway             JP Morgan              15,570,000               3.870%              08/20/98
